   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1998
===============================================================================

                           SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:

 [ ] Preliminary Proxy Statement

 [ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))

 [ ] Definitive Proxy Statement

 [ ] Definitive Additional Materials

 [X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    AMERICAN BANKERS INSURANCE GROUP, INC.

                             -------------------

               (Name of Registrant as Specified in Its Charter)

                             CENDANT CORPORATION

                             -------------------

     (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):________

     (4) Proposed maximum aggregate value of transactions:_____________________

     (5) Total fee paid.

------------

 [ ] Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                ----------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
                                                      ------------------------
     (3) Filing Party:
                      --------------------------------------------------------
     (4) Date Filed:
                    ----------------------------------------------------------

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                           [Newspaper Advertisement]

                        [THE FOLLOWING IS A TRANSLATION
                   OF AN ADVERTISEMENT APPEARING IN SPANISH]

                              TO THE EMPLOYEES OF
                        AMERICAN BANKERS INSURANCE GROUP

[Graphic: Letter]

                             [Cendant Logo] CENDANT
              707 Summer Street, Stamford, Connecticut 06901-2049
         6 Sylvan Way, P.O. Box 656, Parsippany, New Jersey 07054-0656

Dear American Bankers employees:

We understand how unsettling it can be when a large corporation makes an offer to buy the company you work for.

That's why we want to tell you about us and about our plans for American
Bankers.

Above all, WE WANT YOU. Not just your company, but YOU - the people who work for American Bankers.

WE RECOGNIZE THE REMARKABLE BUSINESS THAT YOU AND YOUR COMPANY HAVE BUILT, AND WE ARE COMMITTED TO GROWING IT EVEN FURTHER. WE WILL KEEP YOUR COMPANY'S HEADQUARTERS IN MIAMI, MAINTAIN ALL YOUR MAJOR FACILITIES, AND CONTINUE TO EMPLOY AMERICAN BANKERS' EMPLOYEES.

That's good for you and it's good for Florida.

That doesn't mean there wouldn't be some changes. But they'd be changes for the better. By adding our tremendous direct marketing capabilities, our exceptional product range and the more than 100 million customer contacts we make each year, we'll give you a lot more opportunity to expand the products you offer and to grow your business.

THAT TRANSLATES INTO MORE WAYS FOR YOU TO GROW PERSONALLY, PROFESSIONALLY AND FINANCIALLY - PROVIDING AN EVEN BRIGHTER OUTLOOK FOR YOUR FUTURE.

Our approach is in contrast to that of AIG, which has made no commitment to keep American Bankers' employees or maintain its operations in Florida. In fact, AIG has emphasized the importance of expense savings to its decision to acquire your



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company.(1) Apparently, they have found those expense savings - and that usually means cutting people. We have no such plans. In fact, we'll add jobs.

So who are we, anyway? Many of you may never have heard of us. But surely, you recognize our many well-known brands and products - such as the Avis(Registered Trademark), Days Inn(Registered Trademark), Howard Johnson(Registered Trademark), Ramada(Registered Trademark), CENTURY 21 (Registered Trademark), and Coldwell Banker(Registered Trademark) brands and the Welcome Wagon (Registered Trademark) service, as well as the Shopper's Advantage(Registered Trademark), Travelers Advantage (Registered Trademark) and AutoVantage (Registered Trademark) services, which are featured on AOL, to name but a few. In fact:

 o One of every four cars rented in the U.S. is through our Avis brand...
 o One of every six hotel rooms occupied is in one of our lodging brands...
 o One of four U.S. homes is sold through our affiliated real estate offices...
 o We're a leader in electronic commerce, with about 700,000 members of our interactive services...

We're the number one corporate relocation company, the world's largest timeshare exchange company, a leading provider of mortgage services, and the second-largest vehicle management company in the world.

We're a $30 billion company, in terms of market capitalization - one of the 100 largest in the United States. We're one of the few companies with over $20 billion in market capitalization and growing over 20% a year. We've got plenty of financial strength and stability - and 35,000 employees to keep you company.


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


LIKE YOU, WE'RE WORLD CLASS MARKETERS. We sell insurance among our many offerings, but our best known strength is that we're the most successful direct marketer in America.

We're Cendant. And we would be proud to have you join our family of dedicated employees and successful companies.

                      /s/ Walter A. Forbes             /s/ Henry R. Silverman
                      --------------------             ----------------------
                      Walter A. Forbes                 Henry R. Silverman
                      Chairman                         President and CEO

[End of letter graphic]

                 If you would like to learn more about Cendant,
                  please visit our website at WWW.CENDANT.COM





--------
        (1) In June of 1997, "Mr. Greenberg [AIG's Chairman and CEO] expressed skepticism concerning a possible ... business combination with American Bankers because AIG... would realize an insufficient rate of return on its investment... Soon thereafter, however, Mr. Greenberg requested...study [of] possible synergies and expense savings..." AIG prospectus filed 1-30-98, p. 22. "On July 10, 1997...possible synergies and expense savings were discussed and Mr. Smith [Howard I. Smith, executive vice president, CFO and Comptroller at AIG] requested more detailed expense information on American Bankers' operations." "On July 29, 1997, management of American Bankers presented Mr. Smith with a written analysis regarding possible synergies and expense savings."
p. 22. "In August 1997, AIG requested that management of American Bankers allow...AIG...to review American Bankers' business and to consider possible...expense savings" p.22. "Throughout August 1997, American Bankers continued to work on refining its analysis of possible...expense savings"
p. 23.


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